Exhibit 5.1

WINSTON & STRAWN LLP

35 W. Wacker Drive

Chicago, Illinois 60601

May 31, 2013

WESCO International, Inc.

225 West Station Square Drive

Suite 700

Pittsburgh, Pennsylvania 15219

Re:	Registration Statement on Form S-8 of

WESCO International, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel for WESCO International, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to (i) 2,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the WESCO Distribution, Inc. Retirement Savings Plan, as amended and restated effective December 30, 2010 (the “Savings Plan”), and (ii) 250,000 shares of Common Stock issuable pursuant to the WESCO International, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”) (collectively, the shares of Common Stock to be registered pursuant to the Registration Statement, the “Shares”).

This opinion letter is delivered in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Savings Plan; (v) Deferred Compensation Plan; and (vi) resolutions of the Board of Directors of the Company relating to, among other things, the reservation and issuance of the Common Stock under the Savings Plan and the Deferred Compensation Plan and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Savings Plan or Deferred Compensation Plan, and assuming that the Shares remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP

2